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                                                        Exhibit 21.1

                        SUBSIDIARIES OF THE REGISTRANT

On Display, Inc., incorporated under the laws of Delaware.

Oberon Software, Inc., incorporated under the laws of Massachusetts.

DataSage, Inc., incorporated under the laws of Massachusetts.

Engine 5, Ltd., incorporated under the laws of Delaware.

Vignette Holdings, L.L.C., organized under the laws of Delaware.

Vignette International, Inc., incorporated under the laws of Delaware.

Vignette Public Sector & Education, Inc. (formerly known as Vignette Federal Corporation), incorporated under the laws of Delaware.

Vignette Europe Limited, organized under the laws of the United Kingdom.

Vignette SARL, organized under the laws of France.

Vignette Deutschland GmbH, organized under the laws of Germany.

Vignette Australia Pty Limited, organized under the laws of Australia.

Vignette Hong Kong Limited, organized under the laws of Hong Kong.

Vignette Asia Pte Ltd., organized under the laws of Singapore.